Exhibit 10.5

JOINDER AND AMENDMENT NO. 1
TO
REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT

THIS JOINDER AND AMENDMENT NO. 1 (this “Amendment”) is entered into as of September 8, 2006, by and among GEOKINETICS INC., a Delaware corporation (“Geokinetics”), GEOPHYSICAL DEVELOPMENT CORPORATION, a Texas corporation (“GDC”), QUANTUM GEOPHYSICAL, INC., a Texas corporation (“Quantum”), TRACE ENERGY SERVICES LTD., an entity organized under the laws of Canada (“Trace Energy (Canada)”), and TRACE ENERGY SERVICES, INC., a Texas corporation (“Trace Energy (U.S.)”) (Geokinetics, GDC, Quantum, Trace Energy (Canada) and Trace Energy (U.S.), each an “Existing Borrower,” and collectively, the “Existing Borrowers”), GEOKINETICS HOLDINGS, INC., a Delaware corporation (“Geokinetics Holdings”), GRANT GEOPHYSICAL, INC., a Delaware corporation (“Grant Geophysical”), GRANT GEOPHYSICAL (INT’L), INC., a Texas corporation (“Grant Geophysical International”), GRANT GEOPHYSCAL CORP., a Texas corporation (“Grant Corp”), GRANT SERVICES, INC., a Texas corporation (“Grant Services”), ADVANCED SEISMIC TECHNOLOGY, INC. (“Advanced Seismic” and together with Geokinetics Holdings, Grant Geophysical, Grant Geophysical International, Grant Corp and Grant Services, each a “New Borrower” and collectively, the “New Borrowers”),  PNC BANK, NATIONAL ASSOCIATION (“PNC”), the various financial institutions named therein or which hereafter become a party thereto, (together with PNC, collectively, “Lenders”) and PNC, as agent for the Lenders (in such capacity, “Agent”).  The New Borrowers and the Existing Borrowers, individually a “Borrower” and collectively, the “Borrowers”.

BACKGROUND

WHEREAS, Existing Borrowers, Agent and Lenders are parties to a Revolving Credit, Term Loan and Security Agreement dated as of June 12, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Agent and Lenders provide Borrowers with certain financial accommodations.

WHEREAS, in connection with the foregoing, Existing Borrowers have requested that Agent and Lenders amend certain provisions of the Loan Agreement as hereafter provided, and Agent and Lenders are willing to do so on the terms and conditions hereafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Definitions.  All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

2.             Amendments to Loan Agreement.

(a)         The definition of “Purchasing Lender” set forth in Section 1.2 of the Loan Agreement is hereby amended by deleting the text “Section 16.3” contained therein and inserting the text “Section 16.3(c)” in lieu thereof.

(b)         The definition of “Transferee” set forth in Section 1.2 of the Loan Agreement is hereby amended by deleting the text “Section 16.3(c)” contained therein and inserting the text “Section 16.3(d)” in lieu thereof.

(c)         Section 1.2 of the Loan Agreement is hereby further amended by inserting the following defined terms in appropriate alphabetical order:

“Advanced Seismic” shall mean Advanced Seismic Technology, Inc., a Texas corporation.

“Asset Sale” shall mean the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by Geokinetics or any of the Subsidiaries to any person other than Geokinetics or any Subsidiary of (a) any Equity Interests of any of the Subsidiaries or (b) any other assets of Geokinetics or any of its Subsidiaries.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus

(a)           without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of

(i)            consolidated interest expense for such period,

(ii)           consolidated income tax expense for such period,

(iii)          foreign currency translation gain or loss,

(iv)          all amounts attributable to depreciation and amortization for such period,

(v)           non-recurring fees and expenses incurred in connection with the Transactions,

(vi)          any non-cash charges (other than the write-down of current assets) for such period,

minus (b) without duplication all cash payments made during such period on account of non-cash charges added to Consolidated Net Income pursuant to clause (a)(vi) above in a previous period.

Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to the Grant Acquisition, and Asset Sales (other than any dispositions in the ordinary course of business) consummated at any time on or after the first day of the respective Test Period as if the Grant Acquisition had been effected on the first day of such period and as if each such Asset Sale had been consummated on the day prior to the first day of such period.

“Consolidated Net Income” shall mean, for any period with respect to any person, the net income or loss of such person for such period determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded (without duplication):

(a)           the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary,

(b)           the income or loss of any person accrued prior to the date (i) it becomes a Subsidiary or is merged into or consolidated with such person or (ii) its assets are acquired by such person or its Subsidiaries,

(c)           the income or loss in respect of any Investment in a joint venture (other than a Subsidiary) except to the extent of the amount of dividends or other distributions actually paid to such person during such period,

(d)           after-tax gains and losses realized upon the sale or other disposition of any property that is sold or otherwise disposed of other than in the ordinary course of business, and

(e)           extraordinary gains, losses or charges.

“Debt for Borrowed Money” of any Person means, at any date of determination, the sum of, without duplication, (a) all items that, in accordance with GAAP, would be classified as indebtedness on a consolidated balance sheet of such Person at such date and (b) all Capital Lease Obligations and Synthetic Lease Obligations of such person and all obligations of such person as an account party in respect of letters of credit or letters of guaranty, in each case, to the extent functioning as indebtedness for borrowed money.

“Geokinetics Holdings” shall mean Geokinetics Holdings, Inc., a Delaware corporation, a wholly owned subsidiary of Geokinetics.

“Grant Acquisition” shall mean the acquisition of all of the outstanding capital stock of Grant Geophysical, Inc., a Delaware corporation, and its subsidiaries pursuant to the Grant Acquisition Agreement.

“Grant Acquisition Agreement” shall mean that certain Stock Purchase Agreement including all exhibits and schedules thereto dated as of September 8, 2006 by and among Geokinetics Holdings, as buyer, and Elliot Associates, L.P., a Delaware limited partnership and Elliot International, L.P., a Cayman Islands limited partnership, as sellers.

“Grant Corp” shall mean Grant Geophysical Corp., a Texas corporation.

“Grant Entities” shall mean individually and collectively, Grant Geophysical, Grant Geophysical International, Grant Corp, Grant Services and Advanced Seismic.

“Grant Geophysical” shall mean Grant Geophysical, Inc., a Delaware corporation.

“Grant Geophysical International” shall mean Grant Geophysical (Int’l), Inc., a Texas corporation.

“Grant Services” shall mean Grant Services, Inc., a Texas corporation.

“Leverage Ratio” means, at any date of determination, the ratio of (a) Debt for Borrowed Money (but excluding Subordinated Debt) as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period, in each case as determined for the Parent and its Subsidiaries on a consolidated basis.

“Modified Commitment Transfer Supplement” shall have the meaning set forth in Section 16.3(d).

“Net Worth” shall mean, at a particular date, (a) the aggregate amount of all assets of Geokinetics and its consolidated Subsidiaries as may be properly classified as such in accordance with GAAP consistently applied, less (b) the aggregate amount of all liabilities of Geokinetics and its consolidated Subsidiaries.

“Purchasing CLO” shall have the meaning set forth in Section 16.3(d) hereof.

“Register” shall have the meaning set forth in Section 16.3(e).

“Senior Bridge Debt” shall mean the loans in the original principal amount of $100,000,000 made by Royal Bank of Canada, as agent, and certain other lenders to Geokinetics Holdings pursuant to that certain Credit Agreement dated as of September 8, 2006.

“Senior Subordination Agreement” shall mean those certain subordination provisions contained in the document evidencing the Subordinated Debt.

“Subordinated Debt” shall mean the loans in the original principal amount of $55,000,000 made by lenders party thereto to Geokinetics pursuant to that certain Senior Subordinated Loan Agreement dated as of September 8, 2006.

“Synthetic Lease Obligations” shall mean all monetary obligations of a person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of any property (whether real, personal or mixed) creating obligations which do not appear on the balance sheet of such person, but which, upon the insolvency or bankruptcy of such person, would be characterized as Indebtedness of such person (without regard to accounting treatment).

(d)         Section 1.2 of the Loan Agreement is hereby further amended by amending and restating the following definitions to read as follows:

“Acquisition Agreement” shall mean collectively, (a) the Stock Purchase Agreement including all exhibits and schedules thereto dated as of July 29, 2005 between SCF-III, L.P., a Delaware limited partnership and James White, and individual resident of Texas, as sellers  (individually and collectively, “Seller”) and Geokinetics as buyer and (b) the Grant Acquisition Agreement.

“Capital Expenditures” shall mean, for any period, (a) the aggregate amount of additions to property, plant and equipment and other capital expenditures of Geokinetics and its Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of Geokinetics for such period prepared in accordance with GAAP, and (b) Capitalized Lease Obligations or Synthetic Lease Obligations incurred by Geokinetics and its consolidated Subsidiaries during such period, but excluding in each case any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation.

“Capitalized Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Collateral” shall mean and include:

(a)           all Receivables;

(b)           all Equipment;

(c)           all General Intangibles;

(d)           all Inventory;

(e)           all Investment Property;

(f)            all Subsidiary Stock;

(g)           all of each Borrower’s right, title and interest in and to, whether now owned or hereafter acquired and wherever located, (i) its respective goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of each Borrower’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to any Borrower from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing the Obligations; (v) all of each Borrower’s contract rights, rights of payment which have been earned under a contract right, instruments (including promissory notes), documents, chattel paper (including electronic chattel paper), warehouse receipts, deposit accounts, letters of credit and money; (vi) all commercial tort claims (whether now existing or hereafter arising); (vii) if and when obtained by any Borrower, all real and personal property of third parties in which such Borrower has been granted a lien or security interest as security for the payment or enforcement of Receivables; (viii) all letter of credit rights (whether or not the respective letter of credit is evidenced by a writing); (ix) all supporting obligations; (x)  all licenses and permits to the extent Borrowers may grant a security interest in the same in accordance with Applicable Laws and (xi) any other goods, personal property or real property now owned or hereafter acquired in which any Borrower has expressly granted a security interest or may in the future grant a security interest to Agent hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between Agent and any Borrower;

(h)           all of each Borrower’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Borrower or in which it has an interest), computer programs, tapes, disks and documents relating to (a), (b), (c), (d), (e), (f), or (g) of this Paragraph; and

(i)            all proceeds and products of (a), (b), (c), (d), (e), (f), (g), or (h) in whatever form, including, but not limited to:  cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.

Notwithstanding the foregoing, with respect to each Grant Entity, the term “Collateral” shall mean, whether now owned or hereafter acquired, (i) all

Receivables of such Grant Entity, (ii) all Subsidiary Stock, (iii) all additional amounts due to such Grant Entity from any Customer relating to the Receivables of such Grant Entity, (iv) all of such Grant Entity’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by such Grant Entity or in which it has an interest), computer programs, tapes, disks and documents relating to (i), (ii), or (iii) of this Paragraph and (iv) all proceeds and products of (i), (ii), (iii) or (iv) of this Paragraph in whatever form, including, but not limited to:  cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.”

“Collateral Assignment of Acquisition Agreement” shall mean collectively, (a) that certain Collateral Assignment of Acquisition Agreement dated as of the Closing Date, executed by Geokinetics in favor of Agent and acknowledged by Seller and (b) that certain Collateral Assignment of Acquisition Agreement dated as of September 8, 2006, executed by Geokinetics Holdings in favor of Agent and acknowledged by the sellers under the Grant Acquisition Agreement.

“Commitment Percentage” of any Lender shall mean the percentage set forth below such Lender’s name on the signature page hereof as same may be adjusted upon any assignment by a Lender pursuant to Section 16.3(c) or (d) hereof.

“Other Documents” shall mean the Note, the Negative Pledge, the Questionnaire, the Pledge Agreement, the Collateral Assignment of Acquisition Agreement, the Senior Subordination Agreement, the Guaranty, the Guarantor Security Agreement, the Intellectual Property Security Agreement, any Lender-Provided Interest Rate Hedge and any and all other agreements, instruments and documents, including guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Borrower or any Guarantor and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.

“Test Period” shall mean, at any time, the four consecutive fiscal quarters of Geokinetics most recently ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to Section 9.7 or Section 9.8.

(e)         Section 2.21(a) of the Loan Agreement is hereby amended and restated to read as follows:

“(a)         Subject to Section 4.3 hereof and excluding the exceptions set forth therein, when Borrower (i) sells or otherwise disposes of any Collateral other than Inventory in the Ordinary Course of Business, (ii) other than conversion of the Subordinated Debt to Equity Interests, issues or sells any equity securities, capital stock or other ownership interests, or receives any capital contributions, (iii) incurs any Indebtedness (other than as permitted by Section 7.8 hereof), or (iv) receives any proceeds payable in connection with (A) any condemnation proceedings affecting any of the foregoing or any rights thereto or any interest in or to any Collateral or (B) any damage to or taking of any of the foregoing or any rights in any Collateral or any interest therein arising from or otherwise relating to any exercise of the power of eminent domain, or any conveyance in lieu of or under threat of any such taking, then Borrower shall repay the Advances in an amount equal to the net cash proceeds of the foregoing (i.e., gross proceeds less the reasonable costs of such sales, issuances, contributions or other dispositions), such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Agent.  The foregoing shall not be deemed to be implied consent to any such sale or transaction otherwise prohibited by the terms and conditions hereof.  Such repayments shall be applied (x) first, to the outstanding principal installments of the Term Loan in the inverse order of the maturities thereof and (y) second, to the remaining Advances in such order as Agent may determine, subject to Borrower’s ability to reborrow Revolving Advances in accordance with the terms hereof.”

(f)          Section 5.21 of the Loan Agreement is hereby amended and restated to read as follows:

“5.21       Business and Property of Borrowers.  Upon and after the Closing Date, Borrowers do not propose to engage in any business other than the acquisition and processing of high resolution seismic data for the petroleum industry and activities necessary to conduct the foregoing.  On the Closing Date, each Borrower will own all the property and possess all of the rights and Consents necessary for the conduct of the business of such Borrower.”

(g)         Section 6.5 of the Loan Agreement is hereby amended and restated to read as follows:

“6.5         Financial Covenants.

(a)           Net Worth.  Maintain at all times a Net Worth in an amount not less than $30,000,000.

(b)           Fixed Charge Coverage Ratio.  Cause to be maintained as of the end of each Test Period, a Fixed Charge Coverage Ratio of not less than 1.10 to 1.0.

(c)           Leverage Ratio.  Maintain as at the last day of each Test

Period a Leverage Ratio of not more than 3.25:1.00.”

(h)         Section 7.1 of the Loan Agreement is hereby amended and restated to read as follows:

“7.1         Merger, Consolidation, Acquisition and Sale of Assets.

(a)           Except for the Grant Acquisition, enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it.

(b)           Sell, lease, transfer or otherwise dispose of any of its properties or assets, except (i) dispositions of Inventory and Equipment to the extent expressly permitted by Section 4.3 and (ii) any other sales or dispositions expressly permitted by this Agreement.”

(i)          Section 7.3 of the Loan Agreement is hereby amended and restated to read as follows:

“7.3         Guarantees.  Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) as disclosed on Schedule 7.3, (b) for any guaranty of the Senior Bridge Debt, and (c) the endorsement of checks in the Ordinary Course of Business.”

(j)          Section 7.4 of the Loan Agreement is hereby amended and restated to read as follows:

“7.4         Investments.  Except for the Grant Acquisition, purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, except (a) obligations issued or guaranteed by the United States of America or any agency thereof, (b) commercial paper with maturities of not more than 270 days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (c) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, and (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof.”

(k)         Section 7.6 of the Loan Agreement is hereby amended and restated to read as follows:

“7.6         Capital Expenditures.   Permit the aggregate amount of Capital Expenditures made by Geokinetics and its Subsidiaries in any fiscal year set forth below to exceed the amount set forth below for such fiscal year:

Fiscal Year	Amount
2006	$25,000,000
2007	$25,000,000

(l)          Section 7.8 of the Loan Agreement is hereby amended and restated to read as follows:

“7.8         Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of (i) Indebtedness to Lenders; (ii) Indebtedness incurred for the Permitted Capital Lease Facility and Capital Expenditures permitted under Section 7.6 hereof; (iii) Indebtedness listed on Schedule 7.8 hereto; and (iv) the Senior Bridge Debt and the Subordinated Debt so long as such Subordinated Debt is subject to the Senior Subordination Agreement.

(m)        Section 7.17 of the Loan Agreement is hereby amended and restated to read as follows:

“7.17       Prepayment of Indebtedness.  At any time, (i) other than the conversion of the Subordinated Debt to Equity Interests, directly or indirectly, prepay, repurchase, redeem, retire or otherwise acquire any subordinated Indebtedness, (ii) use the proceeds of any Indebtedness to prepay, repurchase, redeem, retire or otherwise acquire any other Indebtedness (including subordinated Indebtedness), (iii) make or receive any payments whatsoever with respect to any Intercompany Note without the prior written consent of Agent, except, that, a Borrower may make or receive payments in satisfaction of such Intercompany Note in the form of the Equity Interests of the debtor with respect to such Intercompany Note and (iv) upon the occurrence and during the continuation of a Default or Event of Default or if a Default or Event of Default would result from such payment or transaction, or if Undrawn Availability shall be less than $6,000,000 after giving effect to such prepayment or transaction, prepay, repurchase, redeem, retire or otherwise acquire any Indebtedness of any Borrower.”

(n)         Section 7.22 of the Loan Agreement is hereby added after Section 7.21 to read as follows:

“7.22       Senior Bridge Debt and Subordinated Debt.  (a) Other than the conversion of the Subordinated Debt to Equity Interests, make any payment or distribution with respect to the Subordinated Debt except as expressly permitted by the terms of the Senior Subordination Agreement, (b) permit any waiver, supplement, modification, amendment, termination, release, refinancing or refunding of any document evidencing the Senior Bridge Debt except to the extent such waiver, supplement, modification, amendment, termination, release, refinancing or refunding do not materially affect the rights and privileges of Geokinetics Holdings or any Subsidiary under such documents and that do not materially affect the interests of the Agent or Lenders under the this Agreement or the Other Documents, or (c) change or amend the terms of the Subordinated Debt (or any indenture or agreement or other material document entered into in connection therewith) if the effect of such amendment is to (i) increase the interest rate on the Subordinated Debt, (ii) change the dates upon which payments of principal or interest are due on the Subordinated Debt other than to extend such dates, (iii) change any default or event of default other than to delete or make less restrictive any default provision therein, or add any covenant with respect to the Subordinated Debt, (iv) change the subordination provisions of the Subordinated Debt, (v) change the redemption or prepayment provisions of the Subordinated Debt other than to extend the dates therefor or to reduce the premiums payable in connection therewith or (vi) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights to the holder of the Subordinated Debt in a manner adverse to the Agent or Lenders.”

(o)         Section 13.1 of the Loan Agreement is hereby amended and restated to read as follows:

“13.1       Term.  This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until the earlier of (i) September 8, 2007 (the “Term”), (ii) the date upon which any portion of the Senior Bridge Debt is refinanced, or (iii) or upon any earlier date if terminated as herein provided.  Borrowers may terminate this Agreement at any time upon ninety (90) days’ prior written notice upon payment in full of the Obligations.  In the event the Obligations are prepaid in full and all commitments to lend hereunder are terminated prior to the last day of the Term (the date of such prepayment hereinafter referred to as the “Early Termination Date”), Borrowers shall pay to Agent for the benefit of Lenders an early termination fee in an amount equal to (x) $180,000.00 if the Early Termination Date occurs on or after the Closing Date to and including the date immediately preceding the first anniversary of the Closing Date, or (y) $120,000.00 if the Early Termination Date occurs on or after the first anniversary of the Closing Date.”

(p)         Section 16.3(c) of the Loan Agreement is hereby amended by deleting the text “, and together with each Participant, each a “Transferee” and collectively, the “Transferees” appearing within the parenthetical therein.

(q)         Section 16.3 is hereby further amended by (i) re-designating sub-clauses (d) and (e) thereof, as sub-clause (e) and (f), respectively, (ii) inserting the following text as new sub-clause (d):

“(d)         Any Lender, with the consent of Agent which shall not be

unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Revolving Advances and/or Term Loans under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording.  Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose.  Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO.  Each Borrower hereby consents to the addition of such Purchasing CLO.  Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.”

; and (iii) restating new sub-clause (e) to read in its entirety as set forth below:

“(e)         Agent shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder.  The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement.  The Register shall be available for inspection by Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.  Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.”

3.             Conditions of Effectiveness of Amendment.  The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent, unless specifically waived in writing by the Agent:

(a)         The Agent shall have received the following documents or items, each in form and substance satisfactory to the Agent and its legal counsel:

(1)           this Amendment duly executed by each Borrower;
(2)           the Consent Ratification and Release, as attached to this Amendment, duly executed by each Guarantor;
(3)           an Amended and Restated Revolving Credit Note, duly executed by each Borrower;
(4)           a Pledge Agreement pledging all stock or equity interests held by Geokinetics Holdings, duly executed by Geokinetics Holdings;
(5)           a Pledge Agreement pledging all stock or equity interests held by Grant Geophysical, duly executed by Grant Geophysical;
(6)           an amendment to the Pledge Agreement between Geokinetics and Agent, duly executed by Geokinetics;
(7)           a Trademark Security Agreement duly executed by each of the Grant Entities and Geokinetcs Holdings;
(8)           a Collateral Assignment of the Grant Acquisition Agreement, duly executed by the seller thereunder and Geokinetics Holdings;
(9)           a Negative Pledge Agreement duly executed by each of the Grant Entities and Geokinetcs Holdings;
(10)         a Financial Condition Certificate duly executed by the Borrowers;
(11)         an Accountant’s Letter duly executed by each of the Grant Entities and Geokinetcs Holdings;
(12)         a Closing Certificate duly executed by the Borrowers;
(13)         a Secretary’s Certificate of each Borrower, duly executed by each Borrower, together with certified article of incorporation, bylaws, resolutions, incumbency and good standing certificates for each Borrower;
(14)         a legal opinion from Borrowers’ counsel covering such matters as determined by Agent;

(15)         payoff letters duly executed by each creditor of Grant Geophysical and Grant Geophysical International indicating that all obligations have been paid in full and all liens against each entity’s assets have been released;
(16)         certified copies of each Grant Entity’s casualty insurance policies, together with loss payable endorsements on Agent’s standard form of loss payee endorsement naming Agent as loss payee, and certified copies of each Grant Entity’s liability insurance policies, together with endorsements naming Agent as a co-insured;
(17)         a transaction certificate duly executed by Borrowers, which includes copies of all documents executed in connection with the Grant Acquisition (including, without limitation, documents evidencing the Senior Bridge Debt and Subordinated Debt);
(18)         Post-Closing Agreement duly executed by the Borrowers;
(19)         Pro forma financial statements of Borrowers as of the date hereof after giving effect the Grant Acquisition; and
(20)         all other documents Agent may reasonably request with respect to any matter relevant to this Amendment or the transactions contemplated hereby.

(b)         The Agent shall have received payment in cash of an amendment fee from Borrowers in the amount of $180,000 in immediately available funds.

(c)         The Agent shall have received payment of all accrued interest on, fees and outstanding principal of the Term Loan in immediately available funds.

(d)         The representations and warranties contained herein and in the Loan Agreement and the Other Documents, as each is amended hereby, shall be true and correct in all material respects as of the date hereof, as if made on the date hereof;

(e)         The Grant Acquisition shall have been consummated in accordance with the Grant Acquisition Agreement;

(f)          Each document (including any Uniform Commercial Code financing statement) required by the Loan Agreement, any related agreement or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required  or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(g)         No Default or Event of Default shall have occurred and be continuing; and

(h)         All corporate proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be satisfactory to the Agent and its legal counsel.

4.             Joinder and Assumption.  Each New Borrower hereby joins in, assumes, adopts and becomes a co-debtor and a co-obligor with respect to all Obligations under the Loan Agreement and all of the Other Documents, and each New Borrower hereby joins in, assumes, adopts and becomes a co-debtor and a co-obligor with respect to all Obligations under the Loan Agreement and all of the Other Documents with respect to the Existing Borrowers.  Without limiting the foregoing, each New Borrower hereby agrees to (i) all of the terms and conditions contained in the Loan Agreement and the Other Documents with the same legal effect as if it was an original signatory thereto, including, without limitation, the grant to Agent, for the benefit of itself and the Lenders, a continuing general lien upon, and security interest in, all of the Collateral in which such New Borrower has rights as security for the Obligations, and (ii) be, together with the other Borrowers, jointly and severally liable for all present and future Obligations.

5.             Assets of Grant Entities.  The parties hereto agree and acknowledge that the assets of the Grant Entities will not be considered Eligible Domestic Receivables until such time as Agent has deemed such assets to be eligible in its sole credit judgment for purposes of being included in the borrowing base and then only to the extent such assets meet the other requirements set forth in the Loan Agreement.

6.             Representations and Warranties.  The parties hereto represent and warrant that this Amendment and the Loan Agreement, as amended hereby, constitute legal, valid and binding obligations of the parties hereto and are enforceable against such party in accordance with their respective terms.

7.             Effect on the Agreement.

(a)         Upon the effectiveness of Section 2 hereof, each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Loan Agreement as amended hereby.

(b)         Except as specifically amended herein, the Loan Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

(c)         The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or Lenders, nor constitute a waiver of any provision of the Loan Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

8.             Governing Law.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of Texas, without regard to any conflicts of laws principles thereto that would call for the application of the laws of another jurisdiction.

9.             Headings.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

10.           Counterparts; Facsimile.  This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first written above.

PNC BANK, NATIONAL ASSOCIATION,
as Agent and Lender

By:	/s/ Douglas Motl
Name:	Douglas Motl
Title:	Vice President

ACKNOWLEDGED AND AGREED:

GEOKINETICS INC.,
as Borrowing Agent and as a Borrower

By:	/s/ David A. Johnson
Name:	David A. Johnson
Title:	President

GEOPHYSICAL DEVELOPMENT CORPORATION,
as a Borrower

By:	/s/ David A. Johnson
Name:	David A. Johnson
Title:	Vice President

QUANTUM GEOPHYSICAL, INC.,
as a Borrower

By:	/s/ David A. Johnson
Name:	David A. Johnson
Title:	Vice President

TRACE ENERGY SERVICES LTD.,
as a Borrower

By:	/s/ David A. Johnson
Name:	David A. Johnson
Title:	Vice President

TRACE ENERGY SERVICES, INC.,
as a Borrower

By:	/s/ David A. Johnson
Name:	David A. Johnson
Title:	Vice President

GEOKINETICS HOLDINGS, INC.,
as a Borrower

By:	/s/ David A. Johnson
Name:	David A. Johnson
Title:	Vice President

GRANT GEOPHYSICAL, INC.,
as a Borrower

By:	/s/ David A. Johnson
Name:	David A. Johnson
Title:	Vice President

GRANT GEOPHYSICAL (INT’L), INC.,
as a Borrower

By:	/s/ David A. Johnson
Name:	David A. Johnson
Title:	Vice President

GRANT GEOPHYSICAL CORP.,
as a Borrower

By:	/s/ David A. Johnson
Name:	David A. Johnson
Title:	Vice President

GRANT SERVICES, INC.,
as a Borrower

By:	/s/ David A. Johnson
Name:	David A. Johnson
Title:	Vice President

ADVANCED SEISMIC TECHNOLOGY, INC.,
as a Borrower

By:	/s/ David A. Johnson
Name:	David A. Johnson
Title:	Vice President